UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEAP WIRELESS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

Pentwater Capital Management LP

Pentwater Growth Fund Ltd.

Pentwater Equity Opportunities Master Fund Ltd.

Oceana Master Fund Ltd.

LMA SPC for and on behalf of MAP 98 Segregated Portfolio

Matthew C. Halbower

Robert E. Switz

Richard R. Roscitt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pentwater Capital Management LP, together with the other participants named in this Schedule 14A (collectively, “Pentwater”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its director nominees to the board of directors of Leap Wireless International, Inc. (“Leap”) and to vote on four other proposals at Leap’s 2011 annual meeting of stockholders.  Leap stockholders should read Pentwater’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of each participant in the solicitation of proxies by Pentwater is included in Pentwater’s proxy materials filed with the SEC.  Pentwater’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.  Pentwater’s proxy statement and GOLD proxy card are also available at www.ViewOurMaterial.com/pentwater-leap or by contacting Pentwater’s proxy solicitor, MacKenzie Partners, Inc., at its toll-free number (800) 322-2885 or at leap@mackenziepartners.com.

On July 26, 2011, Pentwater issued the attached press release.

FOR IMMEDIATE RELEASE	CONTACT
July 26, 2011	Pentwater Capital Management LP David Zirin 312-589-6400 MacKenzie Partners, Inc. Larry Dennedy Dan Sullivan 800-322-2885

Pentwater Capital Management LP: Leap Wireless is Attempting to Mislead You

Chicago, IL, July 26, 2011 — Pentwater Capital Management LP, an investment management firm based in Chicago, today released the following letter to the stockholders of Leap Wireless International, Inc.:

July 26, 2011

Dear Fellow Leap Stockholders,

You have received many letters from Leap Wireless regarding the upcoming shareholder vote scheduled for Thursday.  The letters have sounded more and more desperate as Leap attempts to misdirect its own shareholders away from its poor corporate governance and performance record.  This is not surprising since Leap does not want to discuss the billions of dollars of stock market valuation that has been destroyed over the past four years or all of the poor decisions that Leap has made along the way that have led to that value destruction.

It is important to understand that many of the claims that Leap is making are false and are designed to entrench Mark Rachesky’s control of Leap Wireless.  We write to you today so that you can make an informed judgment when you vote your shares at the election this Thursday.

1.               Leap claims that its Board is acting in the best interest of shareholders and exhibiting high levels of corporate governance.  FALSE.  Leap has repeatedly stated that even if a large majority of Leap’s shareholders vote in favor of Pentwater’s nominees, Leap will not recognize those nominees and will force Pentwater to turn to the Delaware Chancery Court in an effort to get those nominees seated on the Board.  Leap’s Board is attempting to make your vote not count.  It is one thing to contest an election; it is quite another to disenfranchise all of Leap’s shareholders and deny them the right to vote on Pentwater’s nominees.

2.               Leap claims that its “compensation program [is] tied to corporate performance” and that, “2010 executive compensation [was] responsible and appropriate.”  FALSE.  In 2010, Leap’s share price decreased over 30%.  However, the total compensation for Leap’s CEO and CFO increased.  Doug Hutcheson’s total compensation increased from $2,810,215 to $3,026,292.  Walter Berger’s total compensation increased by over 90%.  In fact, from 2007 through 2010, Doug Hutcheson received $13,231,524 in total compensation and Walter Berger received $7,952,224 in total compensation (Walter Berger joined Leap as CFO in June 2008).  Over that same period of time, Leap’s share price fell over 80%, from $62.27 per share to $12.26 per share wiping out billions of dollars of market capitalization.  Leap’s peers on average traded down 24% over the same period.  This is why ISS states “significant concerns are identified with regards to the company’s practices of granting non-performance based awards during a period of persistent underperformance.  Specifically, the Cash Retention Agreement may incent management on achieving other goals, rather than improving company performance.  We further note that the company has not implemented policies which shareholders may view as risk-mitigating elements to a company’s compensation program.  Upon an overall review of the company’s compensation program, this proposal does not warrant shareholder support at this time.”

3.               Leap claims that, “Pentwater has presented no new ideas for Leap.”  FALSE.  Pentwater has pointed out numerous operational and strategic mistakes that Leap has made over the years.  These include poor handset inventory management, emphasis on broadband, bloated cost structure relative to MetroPCS, inferior voice penetration of Covered POPs relative to MetroPCS and foreseeable network capacity constraints given smartphone upgrade activity.  Pentwater has contacted an industry consultant who Pentwater believes Leap should retain to investigate ways to improve Leap’s operating performance.  Pentwater believes that the cost of such a consultant will be less than the $1.5 million Leap has said it may spend on this proxy contest and related litigation designed to disenfranchise Leap’s own shareholders.

4.               Leap states that it has, “implemented significant changes in 2010 to better position business………believe initiatives delivered dramatic improvements in operating performance”  FALSE.  Leap’s Adjusted OIBDA divided Service revenues decreased 570 bps and 340 bps year-over-year during Q410 and Q111, respectively.(1)  Despite Leap’s business initiatives in 2010, Pentwater believes Leap’s Adjusted OIBDA divided by Services revenues will continue to be more than 1,000 bps lower than MetroPCS’ Consolidated Adjusted EBITDA to Service revenues.

5.               Leap claims that, “Institutional Shareholder Services failed to consider critical information.”  FALSE.  The only Proxy Advisory firm, Institutional Shareholder Services, who met with Leap and Pentwater supports Pentwater’s nominees (Halbower, Switz and Roscitt).  ISS stated “Our analysis finds that the dissident has made a compelling case, based on the company’s performance, strategic and operational missteps and governance risk, that board-level change is warranted.  In evaluating the qualifications of the three shareholder nominees, moreover, we find strong evidence that the election of this minority slate would add meaningful expertise — in particular, senior-level industry operating experience — and outside perspective which are likely to help drive the necessary change.”

6.               Leap claims that its nominees are better because one of Pentwater’s nominees has been involved in three lawsuits.  FALSE.  Leap fails to disclose that its chairman (Dr. Rachesky) and his investment firm (MHR Capital) have been involved in over a dozen lawsuits over the last 10 years.  In one of those lawsuits, a

(1)  The above metrics are taken from the applicable press releases filed as Exhibit 99.1 to announce results of operations and financial condition under the Current Reports on Form 8-K filed with the SEC by Leap for the quarter ended December 31, 2010 and March 31, 2011.  For information regarding how Leap calculates these non-GAAP financial measures, please see (a) pages 7, 16 and 17 in the Leap Exhibit 99.1 to Form 8-K dated February 22, 2011 and (b) pages 4 and 10 in the Leap Exhibit 99.1 to Form 8-k dated May 4, 2011  available at http://www.sec.gov/edgar/searchedgar/companysearch.html

Delaware court determined that three of Leap’s board members (Rachesky, Targoff and Harkey) breached their fiduciary duties in a scheme designed to enrich Rachesky and MHR Capital at the expense of publicly traded shareholders (although the court deferred ruling on whether the directors acted with the degree of culpability required to subject them to monetary damages liability at the time of his ruling).

7.               Leap claims that it is “willing to hold its management team accountable.”  FALSE.  Leap recently wrote that “the Company replaced 30% of its vice presidents and other members of senior management last year.”  Leap does not point out the obvious fact that it hired so many poorly performing people that it needed to fire 30% of its vice presidents and other members of senior management.  Leap also does not point out that it is Mark Rachesky, Michael Targoff, John Harkey, Robert LaPenta and Doug Hutcheson who are responsible for allowing poor management to persist unchecked at Leap.

8.               Leap claims that its nominees are superior because in 2010 it added, “new independent directors.”  FALSE.  It is true that Leap added three independent directors at the end of 2009, but Leap failed to mention in its last letter that two of those directors (John Chapple and Bill Roper) are not standing for re-election.  These two individuals were the most qualified individuals on Leap’s board in Pentwater’s opinion.  If Leap is doing as well as it claims it is, every shareholder should ask Leap why these board members are leaving.

9.               Leap claims that Pentwater has “never asked to speak to our Board or management team.”  FALSE.  Pentwater disclosed in its proxy that, “Before March 10, 2011, Mr. Halbower placed two telephone calls to Dr. Mark H. Rachesky, the Chairman of Leap’s board of directors.  Although Mr. Halbower left messages for Dr. Rachesky, neither Dr. Rachesky nor any other Leap employee returned those telephone calls.”

10.         Leap claims that “Pentwater is using this proxy contest to make a short-term gain.”  FALSE.  Leap falsely states that Pentwater has a short position covering 1.6 million Leap shares.  Pentwater has NEVER been short shares of Leap.  Pentwater currently owns over 3.3% of Leap’s shares and intends to hold a substantial investment in Leap for as long as Pentwater’s nominees have the pleasure to serve on the Board of Directors at the request of Leap’s shareholders.

11.         Leap claims that “the interests of Leap’s Chairman, Dr. Mark H. Rachesky, are … aligned with other Leap stockholders.”  FALSE.  MHR’s documented investment strategy includes taking control positions to utilize its influence to create value for its own investors.  MHR has touted in its own marketing materials, that “MHR is unusually well-positioned to extract significant control premiums through accumulating blocking positions in debt investments, negotiating bond indenture modifications through majority ownership positions, accumulating large equity stakes and exercising influence through close relationships with management, taking board positions, and otherwise bringing to bear the Managing Principals’ wealth of knowledge and experience in effectuating control and influence.”

When stockholders elect a minority slate it sends a strong message to the existing board that stockholders are not satisfied with the performance of the company.  Pentwater urges you to send that message to Leap.  Pentwater’s nominees look forward to working with the existing board to drive stockholder value.

Regards,
Pentwater Capital Management

Pentwater urges Leap Wireless shareholders to vote the GOLD proxy card

“FOR” the three Pentwater nominees.

Pentwater has filed a definitive proxy statement and related materials with the SEC in connection with Pentwater’s solicitation of proxies to elect its nominees to the Leap Board of Directors and to vote on four other proposals at Leap’s 2011 annual meeting.  Leap stockholders should read Pentwater’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of Pentwater and each other participant in the solicitation of proxies by Pentwater is included in Pentwater’s proxy materials filed with the SEC.  Pentwater’s proxy materials and other SEC filings may be accessed without charge at SEC’s website at www.sec.gov.  These materials may also be obtained for free by contacting Pentwater’s proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.  If you have any questions or need assistance in voting please contact MacKenzie at the above mentioned numbers.